Exhibit 10.62

April 3, 2003

Saks Incorporated
750 Lakeshore Parkway
Birmingham, Alabama 35211

Ladies and Gentlemen:

Re: 5,000 shares of FAO, Inc. Series I Convertible Preferred Stock (the “Shares”)

Ladies and Gentlemen:

This letter agreement constitutes the agreement of FAO, Inc. (“FAO”) that, so long as Saks Incorporated (“Saks”) and its affiliates own not less than 3,000 Shares or the shares of FAO Common Stock into which at least 3,000 Shares have been converted, Saks shall have the right to designate one person for election to FAO’s Board of Directors (the “Designee”).   FAO agrees that it shall (A) nominate the Designee for election to FAO’s Board of Directors, and take all related actions as may reasonably be necessary to cause such nomination, on the same basis as FAO nominates all other directors for election and (B) use its best efforts to cause FAO shareholders to elect the Designee to FAO’s Board of Directors.  It shall constitute best efforts if FAO (1) includes the Designee in its annual proxy statement and proxy card for the election of directors; provided that Saks has delivered the information necessary for such inclusion as required under the Securities Exchange Act of 1934, as amended, and (2) uses the same form and amount of resources (including without limitation proxy solicitors and other solicitation resources) to cause the Designee’s election as FAO uses to cause the election of each of its other directors.

FAO represents that the execution, delivery and performance of this letter agreement has been duly authorized and approved by FAO’s Board of Directors and its Special Committee of Independent Directors, and this letter agreement is the valid and binding obligation of FAO and enforceable against FAO in accordance with its terms.

Sincerely,

/s/ R. P. Springer
Raymond P. Springer Executive Vice President

April 3, 2003
Director Letter Agreement

Agreed

Saks Incorporated

By:	/s/ George Carlis
George Carlis Vice President